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                              Chapman and Cutler
                            111 West Monroe Street
                            Chicago, Illinois 60603

                               February 21, 1996


EVEREN Unit Investment Trusts,
a service of EVEREN Securities, Inc.
77 West Wacker Drive, 29th Floor
Chicago, Illinois 60601


     Re:   EVEREN Unit Investment Trusts Series 42
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Gentlemen:

     We have served as counsel for EVEREN Unit Investment Trusts, a service of EVEREN Securities, Inc., as Sponsor and Depositor of EVEREN Unit Investment Trusts Series 42 (the "Fund"), in connection with the preparation, execution and delivery of the Trust Agreement dated the date of this opinion between EVEREN Unit Investment Trusts, a service of EVEREN Securities, Inc., as Depositor, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in the Schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing all the Units of fractional undivided interest in, and ownership of, the Fund, created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

        1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units of the Fund have been duly authorized; and

        2. The certificates evidencing the Units of the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-00407) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                       Respectfully submitted,



                                       CHAPMAN AND CUTLER